Exhibit 99.1

MEDIA CONTACTS

Dan Gugler

+1-310-226-2645

dan.gugler@kornferry.com

KORN/FERRY INTERNATIONAL

ANNOUNCES JERRY LEAMON AND WILLIAM FLOYD AS NEW DIRECTORS

LOS ANGELES, Dec. 3, 2012 – Korn/Ferry International (NYSE:KFY), a premier global provider of talent management solutions, today announced that it has appointed Jerry P. Leamon as Director of the Company’s Board to fill the existing vacancy created by the retirement of former Director Kenneth Whipple. The Board also appointed Mr. Leamon to serve on the Audit Committee of the Board. Mr. Leamon joins William R. Floyd, who was also recently elected to Korn/Ferry’s Board of Directors and appointed to serve on the Compensation and Personnel Committee of the Board.

“Jerry and Bill bring a new dimension of talent and skill to the Korn/Ferry Board that are a strong fit for the firm,” said Gary D. Burnison, Chief Executive Officer of Korn/Ferry International. “Their diverse backgrounds, and the makeup of our Board overall, are well aligned to Korn/Ferry’s vision as the premier talent solutions advisory in the world.”

“I am pleased to welcome Jerry and Bill to Korn/Ferry’s Board of Directors,” said George Shaheen, Non Executive Chairman of the Korn/Ferry Board of Directors. “Their forward thinking, vast global experience and deep knowledge of the issues pertinent to the direction of Korn/Ferry will be a great addition to the Board and our strategy moving forward.”

Mr. Leamon brings nearly 40 years of global professional services experience to Korn/Ferry, including 30 years of service as a partner at Deloitte & Touche LLP, where from 1996 until 2011 he served as a Global Managing Partner of Deloitte. For 12 years he served on the Board of Directors of Deloitte’s global organization and for six years on the Board of Directors of Deloitte’s U.S. member firm.

Mr. Leamon holds a B.B.A. in Accounting from the University of Cincinnati and a CPA certification.

Mr. Floyd has over 30 years of experience in service industries, including restaurants, lodging and healthcare. His prior positions include, among others, Chairman and Chief Executive Officer of Physiotherapy Associates, Chairman, President and CEO of Beverly Enterprises, Inc., President and Chief Executive Officer of Choice Hotels International, Inc. and various executive positions with PepsiCo, Inc.’s restaurant group, including as Chief Operating Officer of Kentucky Fried Chicken and Taco Bell Corp.

Mr. Floyd also recently served as Chairman of the Board of Buffet Holdings, Inc., which through its subsidiaries, owns and operates a chain of restaurants in the United States.

Mr. Floyd holds an M.B.A. in Marketing and Finance from the Wharton School of the University of Pennsylvania, and a B.A. from the University of Pennsylvania.

About Korn/Ferry International

Korn/Ferry International is a premier global provider of talent management solutions, with a presence throughout the Americas, Asia Pacific, Europe, the Middle East and Africa. The firm delivers services and solutions that help clients cultivate greatness through the attraction, engagement, development and retention of their talent. Visit www.kornferry.com for more information on Korn/Ferry International, and www.kornferryinstitute.com for thought leadership, intellectual property, and research.

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